From the President
October 29, 2014

TO: All Members

SUBJECT: Third Quarter 2014 Financial Results, Dividend Payment and Introduction of Weekly Repurchases of Excess Capital Stock

I am pleased to share our third quarter earnings release along with an announcement regarding excess capital stock repurchases.

Third Quarter Earnings Release

The attached news release includes information on our third quarter performance:

•	Net income of $67.0 million for the third quarter of 2014, compared to $43.5 million for 2013

•	A dividend of 4.00 percent annualized

These results reflect the improved strength of our cooperative and add to our support of affordable housing and community development in our region. Please see the news release for additional details on our unaudited financial results for the third quarter and first nine months of 2014.

Dividend Payment

Based on our performance, the Board of Directors declared the dividend of 4.00 percent annualized. The dividend will be calculated on stockholders’ average capital stock held during the period July 1 to
September 30, 2014, and will be credited to your demand deposit account (DDA) tomorrow, October 30.

Weekly Repurchases of Excess Capital Stock

Beginning Wednesday, December 3, 2014, the Bank will repurchase excess capital stock on a weekly, rather than monthly, basis. Going forward, we plan to repurchase all excess capital stock outstanding each Wednesday based on your stock position as of the preceding day. (For any Wednesday that is not a business day, the weekly repurchase will occur on the following business day.) The first weekly repurchase, on December 3, will be based on December 2 stock balances.

The weekly repurchase is the latest step in a systematic adjustment of the Bank’s capital structure, which has also included reductions in activity and membership stock requirements. Taken together, these actions have reduced the cost of membership in the Bank – less investment for the same access to liquidity and other membership benefits.

As a reminder, our quarterly conference call is scheduled for Monday, November 3, at 9 a.m. You will have an opportunity to ask questions regarding these announcements on the call. If you have yet to register, you may do so by clicking here.

Sincerely,

Winthrop Watson
President and Chief Executive Officer